For period ending 10-31-99
File Number 811-9098



Item 77.C     Matters submitted to a vote of security holders

SPECIAL MEETING OF INTEREST HOLDERS

A special meeting of interest holders of the American AAdvantage Balanced Portfolio ("Balanced Portfolio"), American AAdvantage Large Cap Value Portfolio ("Large Cap Portfolio"), American AAdvantage Small Cap Value Portfolio ("Small Cap Portfolio"), and the American AAdvantage International Equity Portfolio ("International Portfolio") (the "Portfolios") was held on August 9, 1999. The following matters were voted on at the meeting:

(1) Approved a change to the fundamental investment restrictions to allow the purchase and sale of futures contracts and options on futures contracts.

                    FOR                AGAINST         ABSTAIN
Balanced            66,654,659         76,990          6,802
Portfolio
Large Cap           78,787,442         269,963         24,232
Portfolio
Small Cap           3,274,210          0.000           0.000
Portfolio
International       36,482,119         244,826         3,694
Portfolio

(2) Approved a change to the fundamental investment restrictions to allow the borrowing of money from AMR Investment Services, Inc. and any of its affiliates under certain limited circumstances.

                    FOR                AGAINST         ABSTAIN
Balanced            66,597,743         50,809          13,172
Portfolio
Large Cap           78,686,077         200,861         13,854
Portfolio
Small Cap           3,273,675          0.000           0.000
Portfolio
International       36,441,048         215,725         7,206
Portfolio